                                                                     EXHIBIT 5.1



                                January 23, 2001


Xenogen Corporation
860 Atlantic Avenue
Alameda, CA 94501

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission (the "Commission") on September 29, 2000, as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 8,050,000 shares of your Common Stock (the "Shares"). The Shares, which include up to 1,050,000 shares of Common Stock issuable pursuant to an over-allotment option granted to the underwriters (the "Underwriters"), are to be sold to the Underwriters as described in such Registration Statement for sale to the public. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

     Based on the foregoing, it is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the States of California and Delaware and the federal laws of the United States.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the offering circular/prospectus forming part of the Registration Statement.


                                    Very truly yours,

                                    /s/ Wilson Sonsini Goodrich & Rosati

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation